                                                                   EXHIBIT 10.58

      This Agreement (the "Agreement") is entered into and is effective as of the 4th day of August, 2002, by and between Steven J. Lee ("Executive"), PolyMedica Corporation, a Massachusetts Corporation (the "Company") and the Board of Directors of the Company (the "Board of Directors").

BACKGROUND

      The Company, through its Board of Directors, and the Executive have come to the conclusion that the Company is at a stage in its development where it is now appropriate for the Executive to retire and for the Company to identify another person to lead the Company as it continues to grow. This important business decision, however, is taking place at a time when the Company is the subject of government investigations and civil litigation, as noted in Section
4.1 of this Agreement. It is of great importance to both the Board of Directors and the Executive that the retirement of the Executive not be interpreted by others as being due to a finding of impropriety as to the Executive. Such an interpretation would be inaccurate. Nor is the Company determined to attempt to resolve some or all of the proceedings in which it is currently involved by offering to provide information to third parties concerning the Executive. The existence of the proceedings was not the primary basis for the decision by the Board to accept the Executive's resignation. The primary basis for their decision was the mutual recognition by both the Executive and the Company that the Executive decided to resign and the Company required a new CEO.

RECITALS

      WHEREAS Executive and the Company previously entered into an Executive Retention Agreement dated as of September 1, 2000 and an Amended Executive Employment Agreement dated April 1, 2001, as amended on June 8, 2001, September 25, 2001 and May 13, 2002 (collectively, all of the foregoing agreements shall be referred to as the "Previous Agreements");

      WHEREAS Executive and the Company now desire for this Agreement to immediately supersede all Previous Agreements; and

      WHEREAS Executive and the Company acknowledge that this Agreement is desirable and would not otherwise be entered into unless the Agreement supersedes the Previous Agreements;

      WHEREAS Executive and the Company desire for this Agreement to resolve amicably and on mutually satisfactory terms any and all issues relating to the Executive's resignation from employment with the Company;

      WHEREAS Executive desires to resign his position as Chief Executive Officer on the date hereof and as Chairman and a member of the Board of Directors on January 1, 2003 and the Company recognizes Executive's valuable service to the Company;

      NOW THEREFORE, in consideration of the mutual promises and forbearances set forth in this Agreement, and other good and valuable consideration which Executive and the Company hereby acknowledge, Executive and the Company agree as follows:

TERMS AND CONDITIONS

      1. BACKGROUND AND RECITALS. The foregoing Background and Recitals are incorporated into and made a part of the Terms and Conditions of the Agreement.

      2. RESIGNATION OF EMPLOYMENT. Executive resigns his employment as Chief Executive Officer of the Company effective as of the date of this Agreement. Executive shall, however, remain as Chairman, and as a member, of the Company's Board of Directors through January 1, 2003. The Company agrees to nominate Executive as a Director in the Company's proxy statement for its annual meeting of the shareholders that is scheduled for September 12, 2002, and the Executive agrees to execute and deliver the Resignation attached hereto as Exhibit A.

      3. BENEFITS.

            3.1 OFFICER TERMINATION PAY.

                  (a) The Company shall continue to pay the Executive every other week at his current annual Base Salary of $610,000 for the 24 month period from August 2002 to and including July 2004.

                  (b) The Company shall within five business days of the date of this Agreement pay to the Executive the amount due to him for his 40 days of unused accrued vacation time.

                  (c) If the Board of Directors of the Company determines to pay cash bonuses to one or more of the individuals having the positions Chief Executive Officer (to be determined after Executive's resignation pursuant to this Agreement), President (currently Arthur A. Siciliano), Executive Vice President (currently Eric G. Walters), Senior Vice President and General Counsel (currently John K.P. Stone, III), Chief Financial Officer (currently Stephen Farrell) and President of Liberty Medical Supply, Inc. (currently W. Keith Trowbridge) (the individuals holding such offices being hereinafter referred to as the "Senior Executives") with respect to the fiscal year of the Company ending March 31, 2003 in accordance with its policies for payment of such bonuses, then the Company shall pay the Executive 33.33% of the amount to which he would have been entitled if he had been employed for the full fiscal year. The Executive and the Company acknowledge and agree that the full amount of the Executive target cash bonus for such fiscal year as established by the Board of Directors in June 2002 was $488,000.

            3.2 STOCK OPTION BASED COMPENSATION. All outstanding unvested or unexercisable stock options that Executive owns (that have not vested as of December 31, 2002) shall be vested and fully exercisable, notwithstanding the terms of any agreements governing such stock options to the contrary, as of December 31, 2002.

            3.3 HEALTH INSURANCE. For a period of 18 months after the date of this Agreement, or until the Executive becomes employed on a full-time basis, whichever occurs first, the Company shall offer Executive continued health and dental insurance as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), or other law, and shall reimburse Executive for the full cost of that coverage.

            3.4 COMPUTERS. Executive shall be entitled to permanent ownership of the Dell Inspiron 4100 laptop computer he currently uses and the personal desktop computer he currently uses in his office.

            3.5 LIFE INSURANCE. For a period of 24 months after the date hereof or until the Executive becomes employed on a full-time basis, whichever first occurs, the Company shall continue in full force and effect, at its expense, life insurance on the life of the Executive with an Executive-directed beneficiary in the amount of $915,000.

            3.6 SECRETARIAL ASSISTANCE. For a period of 18 months after the date hereof or until the Executive becomes employed on a full-time basis, whichever occurs first, the Company shall reimburse the Executive for reasonable expenses incurred by Executive for up to 10 hours of secretarial assistance per week. The Company shall make such reimbursement payments within 30 days of receipt of the applicable invoice.

            3.7 AUTOMOBILE ALLOWANCE. Until the current lease term expires or until the Executive becomes employed on a full-time basis, whichever first occurs, the Company shall continue to pay the lease payments and all related expenses for the Executive's automobile. The Company shall make such reimbursement payments within 30 days of receipt of the applicable invoice.

            3.8 401(K) ROLLOVER. Executive shall be entitled to immediately roll-over any and all existing 401(k) retirement account(s) and 401(k) Shadow Plans/Social Security Equalizing Credit Plans, including discretionary amounts contributed by the Company, pursuant to the applicable benefit plan provisions.

      4. INDEMNIFICATION AND NO ADVERSE ACTION.

            4.1 The Company acknowledges Executive's rights as an Indemnitee under the Articles of Organization (the "Articles") of the Company a copy of which is attached hereto as Exhibit B. Without limitation of the foregoing, the Company acknowledges that it has received proper notice, in accordance with
Section 3 of Article 6F of the Articles, of Executive's claim that he has a right to be indemnified with respect to the following matters:

      - In re: PolyMedica Corp. Sec. Litig., Civ. A. No. 00-12426 REK, United States District Court, District of Massachusetts

      - In re: Polymedica Corp. Shareholder Derivative Litig., Civ. A. No. 01-3446, Superior Court of Middlesex County, Commonwealth of Massachusetts

      - The SEC inquiry and the investigations currently being conducted by the United States Attorney's for the Southern District of Florida and the Southern District of Illinois

      The Company further acknowledges that, pursuant to such Section 3, the Company has authorized Executive to employ Hunton & Williams as his counsel with respect to the matters set forth above. This acknowledgement shall not limit in any way the right of the Executive to employ his own counsel with respect to other indemnified claims, as provided in such Section 3.

            4.2 The Company acknowledges that, pursuant to Section 4 of Article 6F and subject to the last sentence of this Section 4.2, it is obligated, subject to the terms and conditions of such Section 4, to pay the expenses of the Executive incurred in connection with the matters listed in Section 4.1 above. The Company hereby agrees that the Executive may instruct his attorneys to forward their invoices for fees and expenses that are considered expenses under such Section 4 directly to the Company and the Company shall pay such fees and expenses within 30 days.

Executive, in order to comply with the provisions of such Section 4 and with Massachusetts law, hereby undertakes to repay all amounts so advanced in the event that it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company in accordance with the Articles.

            4.3 The Company currently maintains Directors and Officers insurance, the policies for which will be made available to the Executive and his authorized representatives promptly following any request therefor. The Company shall use commercially reasonable efforts to keep such policies in effect as to the Executive after the date hereof.

      5. NON-DISPARAGEMENT.

            5.1 The Company, the Senior Executives and Directors agree not to take any action or make any statement which is false with respect to, disparages, criticizes, or is derogatory with respect to, Executive regardless of whether such statements would be actionable under statutory or common law liability theories. The Company agrees that, upon Executive's request, or upon any inquiry regarding Executive, the Company will provide a letter of recommendation identical to the attached Exhibit C.

            5.2 The Executive understands and agrees that he shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution, investor, current or former employee, consultant, client or customer of the Company or any other third party, regarding the Company or any of its directors, officers, employees, attorneys, agents or representatives or about the Company's business affairs or financial condition. The Executive further agrees not to make any statement of any kind to any media outlet other than what has been mutually agreed upon as a press release with the Company, which is attached as Exhibit D hereto.

            5.3 The parties recognize that the Company may provide information to a Governmental Entity (as defined below) or plaintiffs, as the case may be, on a voluntary basis. Nothing in this agreement shall be construed to limit or impede such voluntary cooperation or anyone acting on behalf of the Company from providing any information, including but not limited to documents, witnesses, and/or information obtained from any witness, on a voluntary basis. Nor shall it be construed to limit or impede anyone acting on behalf of the Company from responding to any legal process. For purposes of this agreement the term "Governmental Entity" shall mean any court, arbitrational tribunal, administrative agency or commission of other governmental or regulatory authority, agency or instrumentality, any entity charged by a Governmental Entity with the administration of a government program, or any stock market or stock exchange on which shares of the company's stock are traded.

            5.4 The parties agree that Sections 5.1, 5.3 and 5.4 may be specifically enforced by Executive or the Company, as applicable, it being agreed that money damages are not an adequate remedy for breach of Sections 5.1,
5.3 or 5.4.

      6. COOPERATION.

            6.1 The Executive agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions or investigations which already have been brought, including, but not limited to, In Re: Polymedica Corp. Sec. Litig., Civil Action No. 00-12426 REK pending in the United States District Court for the District of Massachusetts, and In Re: Polymedica Corp. Shareholder Derivative Lit., Civil Action No. 01-3446 pending in the Superior Court of Middlesex County for the Commonwealth of Massachusetts, the inquiry by the United States

Securities & Exchange Commission, any grand jury investigation or other investigation currently being conducted by the United States Attorney's Office for the Southern District of Florida, or the Southern District of Illinois, or any claims or actions which may be brought in the future against, or on behalf of or involving the Company wherein the Executive is indemnified by the Company, whether before or by a state or federal court or by any local, state or federal government agency. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, his being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing and to act as a witness when requested by the Company at reasonable times designated by the Company. Executive agrees to appear voluntarily before any grand jury proceeding relating to any of the matters set forth in Section 4 above, unless (a) Executive is or may be a subject or target of said grand jury and (b) Executive has not been granted formal immunity. By agreeing to cooperate Executive does not waive any of his constitutional rights or attorney-client or attorney work product privileges and any assertion of such rights or privileges shall not be considered a violation of this Agreement. The Executive agrees that he will notify the Company promptly and in writing in the event that he is served with a subpoena or other such request for information or documents from a third party concerning the Company.

            6.2 The Executive agrees that, for the period from the date of this Agreement until December 31, 2003 he shall make himself available at mutually convenient times to the Senior Executives and the Board of Directors of the Company from time to time for purposes of providing information and assistance with respect to the operation of the Company, provided that in no event shall the Executive be required to devote more than four hours per calendar month in providing such assistance.

            6.3 The Company agrees that the Company and its lawyers will cooperate with Executive by providing him and his lawyers with reasonable access to copies of all business records of the Company, to which the Executive would have been entitled to access in the ordinary course of business during the period in which Executive was employed by the Company or served/serves as Chairman or a member of the Company's Board of Directors, that are necessary to the Executive's defense of the proceedings described in Section 4.1 above or any other indemnified activity for so long as such proceedings continue.

      7. NON-DISCLOSURE AND NON-COMPETITION. The Executive acknowledges and reaffirms his obligations with respect to intellectual property and non-competition, as stated more fully in the Confidentiality and Proprietary Information Agreement dated May 16, 1990 (the "Confidentiality Agreement") and the Agreement Not To Compete dated May 16, 1990 (the "Non-Compete Agreement") each of which remains in full force and effect.

      8. RETURN OF COMPANY PROPERTY. The Executive agrees to return immediately all Company property including, but not limited to, keys, files, records (and copies thereof), computer hardware and software, cellular phones and pagers, which is in his possession or control, excepting only the leased automobile (which shall be returned to the leasing company on expiration of the current lease term) and the computer hardware he is allowed to retain pursuant to this Agreement. The Executive further agrees to leave intact all electronic Company documents, including those which he developed or helped develop during his employment.

      9. CONFIDENTIALITY. To the extent permitted by law, the Executive understands and agrees that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Executive, his attorneys, agents and representatives, and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the authorized agent of each party.

      10. RELEASES.

            10.1 The Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, and parent companies, agents, employees, and attorneys from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature and whether known or unknown which he ever had or now has against the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries and parent companies, agents, employees and attorneys, arising out of his employment with or separation from the Company including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C.ss. 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C.ss. 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C.ss. 12101 et seq., and the Massachusetts Fair Employment Practices Act, M.G.L. c.151B,ss.1 et seq., and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C.ss. 1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C.ss. 1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12ss.ss. 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93ss. 102 and M.G.L.
c. 214,ss. 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149,ss. 1 et seq., and the Massachusetts Privacy Act, M.G.L. c. 214,ss. 1B, all as amended, and all common law claims including, but not limited to, actions in tort, defamation and breach of contract, including but not limited to any claim concerning any of the Previous Agreements or any amendment thereof entered into between the Executive and the Company, and any claim or damage arising out of the Executive's employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local ordinance not expressly referenced above, provided, however, that nothing in this Agreement prevents him from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding) and, provided further, that the foregoing release shall not apply to this Agreement.

            10.2 The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Executive from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature and whether known or unknown which it ever had or now has against the Executive, his agents, employees and attorneys, arising out of his employment with or separation from the Company or his role as a member of the Board of Directors or Chairman of the Board of Directors including, but not limited to, all statutory or common law claims including, but not limited to, breaches of duty, actions in tort, defamation and breach of contract, including but not limited to any claim concerning any of the Previous Agreements or any amendments thereof entered into between the Executive and the Company, and any claim or damage arising out of the Executive's employment with or separation from the Company or his role as a member of the Board of Directors or Chairman of the Board of Directors, provided the foregoing release shall not apply to this Agreement, the Non-Compete Agreement or the Confidentiality Agreement.

Nothing contained in the releases set forth in Sections 10.1 and 10.2 above shall be deemed to defeat the right, if any, of any issuer or underwriter of directors' and officers' liability insurance for PolyMedica and its directors and officers to recover monies on a theory of subrogation, indemnification or contribution.

      11. VOLUNTARY ASSENT. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

      12. NATURE OF AGREEMENT. The parties understand and agree that this Agreement does not constitute an admission of liability or wrongdoing on the part of the Company or the Executive.

      13. ANNOUNCEMENT. The Company hereby agrees that it shall not disclose Executive's resignation from the Company to any person, organization, or other entity, including the media, until such time as the press release described in
Section 5.2 above is made public.

      14. GRAND OPENING. The Company agrees to invite Executive and his wife to the grand opening of its new Florida facilities, which grand opening is currently set to take place in September, 2002.

      15. MISCELLANEOUS.

            15.1 ENTIRE AGREEMENT. This Agreement contains the entire understanding of Executive and the Company in respect of its subject matter and supersedes all prior oral or written agreements or understandings between Executive and the Company with respect to such subject matter, including, without limitation, the Previous Agreements, provided that the Non-Compete Agreement and the Confidentiality Agreement shall remain in effect as set forth in Section 7 above.

            15.2 AMENDMENT; WAIVER. This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

            15.3 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind any successor of the Company by reorganization, merger, acquisition or consolidation, or any assignee of all or substantially all of the Company's business and properties. The Company will require any successor to all or substantially all of the business and/or assets of the company (whether direct or indirect, by purchase, merger, consolidation, asset or stock acquisition or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to all or substantially all of its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. The Company agrees to require any such successor to acknowledge its obligation pursuant to this Agreement in a binding written agreement approved by Executive prior to such transaction.

            15.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            15.5 APPLICABLE LAW. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Executive hereby irrevocably submits and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

            15.6 FURTHER ASSURANCES. The Company and Executive agree to execute, acknowledge, deliver and perform, or cause to be executed, acknowledged, delivered or performed, at any time, or from time to time, as the case may be, all such further documents, acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

            15.7 SEVERABILITY. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.

      EXECUTION

The parties executed this Agreement as a sealed instrument as of the date first above written, whereupon it becomes binding in accordance with its terms.

                                             POLYMEDICA CORPORATION


                                             /s/ Arthur A. Siciliano
                                             -----------------------------------
                                             Arthur A. Siciliano
                                             President

                                             Then personally appeared the above
                                             named Arthur A. Siciliano and
                                             acknowledged the foregoing
                                             instrument to be his free act and
                                             deed on behalf of PolyMedica
                                             Corporation, before me,

                                             -----------------------------------
                                             _______________, Notary Public
                                             My commission expires: ______

                                             For purposes of Section 5.4:

AGREED TO AND ACCEPTED:                      BOARD OF DIRECTORS


/s/ Steven J. Lee                            /s/ Samuel L. Shanaman
-----------------------------------          -----------------------------------
Steven J. Lee                                Samuel L. Shanaman
                                             Lead Director, on behalf of
                                             the Board of Directors
Then personally appeared the above
named Steven J. Lee, and                     Then personally appeared the above
acknowledged the foregoing                   named Samuel L. Shanaman and
instrument to be his free act,               acknowledged the foregoing
                                             instrument to be his free act and
-----------------------------------          deed on behalf of the Board of
__________________, Notary Public            Directors of PolyMedica
My commission expires: ______                Corporation, before me,

                                             -----------------------------------
                                             _______________, Notary Public
                                             My commission expires: ______